Exhibit 3.03

State of Delaware Secretary of State Division of Corporations Delivered 07:49 PM 01/19/2006 FILED 07:45 PM 01/19/2006 SRV 060055756 — 3206568 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company:

UDS Logistics, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the Company is Valero GP Holdings, LLC.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate on the       19th      day of      January                    , A.D. 2006  .

By:	/s/ Joseph F. Varro, Jr.

Authorized Person(s)

Name:	Joseph F. Varro, Jr.

Print or Type
Authorized Person